EXHIBIT 99

                                  RISK FACTORS

CURRENT PROFITABLE PERIODS MAY NOT INDICATE PERMANENT TREND. HERC had substantial losses from continuing operations for each fiscal year from 1994, the year it went public, until 1998. HERC reported an operating loss for both of the years ended December 31, 1998 and December 31, 1999. Although HERC believes that the revenues will continue to grow and it will operate profitably on a current basis, it is possible that HERC will not be profitable in the future. The current trend of profit should not be taken as an assurance of future profitable periods.

HERC MAY NEED FINANCING IN THE FUTURE AND DOES NOT HAVE ANY COMMITTED SOURCES OF FINANCING. If HERC is not profitable in the future for an extended period of time, it will require additional financing to cover operating expenses. Also, any major capital expenditures might require capital from independent financing sources. HERC does not have any accumulated retained earnings to fund cash flow deficits and significant capital requirements. Other than its factoring arrangement, HERC does not have any specifically identified sources for future financing requirements.

THE CURRENT DEPENDENCE ON ONE SIGNIFICANT CUSTOMER HAS THE POTENTIAL FOR ADVERSE FINANCIAL RESULTS. During the most recent fiscal year, the United States Navy accounted for approximately 70 % of the HERC revenues. The loss of a substantial portion or all of the business from this customer will result in a material adverse effect on the revenues and profits of HERC. If the United States Navy cuts back or stops using HERC, the sales staff may not be able to replace this customer in a timely enough fashion for HERC to continue operations.

POTENTIAL COMPETITION EXISTS FOR CUSTOMERS IN THE MARINE BUSINESS. HERC believes that there are no substantial capital requirements for or other barriers to entry into the chemical cleaning of pipe systems for the marine industry. Therefore, there is potential competition from entities that elect to enter into this industry. As with any competition, there may be an adverse effect on market share and current margins of HERC.

THE LACK OF  PATENTS  MAY LIMIT  THE  ABILITY  OF HERC TO  PROTECT  ITS  CURRENT
COMPETITIVE POSITION IN THE MARINE BUSINESS. HERC competes on the basis of its knowledge and experience of marine and other closed loop systems. The chemical products used in the marine business are based on proprietary chemistry, but this chemistry is not patented or, HERC believes, patentable. Therefore, others may develop the same chemistry through reverse technology methodology or by experimentation. If that happens, another entity could offer the some of the same benefits as HERC and increase the competition in the marine pipe systems cleaning market. Also, the lack of patents limits the ability of HERC to market an absolutely unique product or service. HERC relies on trade secret and confidentiality protection with respect to the chemicals and methodologies it uses in its marine business. It is possible that these means will not be adequate to protect HERC from competitors.

EFFECT OF LIABILITY CLAIMS IN EXCESS OF THE INSURANCE LIMITS COULD AFFECT THE FINANCIAL CONDITION OF HERC. HERC is engaged in a business that might expose it to claims for personal or property injury. Suits may result from personnel or bystanders who are injured on site, from damage to a pipe system being cleaned or from other issues arising from the performance of HERC's services. HERC maintains liability insurance in the aggregate amount of $2,000,000 and $1,000,000 per occurrence. HERC also has an umbrella liability policy in the amount of $3,000,000. If there is a successful claim against HERC in excess of the insurance limits or that is not covered, HERC will have a material adverse effect on its financial condition.

EFFECT OF OUTSTANDING RESTRICTED COMMON STOCK ON FUTURE SALES BY HERC AND STOCKHOLDERS. HERC sold an aggregate of 3,240,000 shares of common stock in the fiscal quarter ended June 30, 1998 at $.31 per share. This amount represented about 30% of the current outstanding common stock immediately after the transaction. These shares were sold to finance the business in 1998. One year after the date of sale, these shares became eligible for public sale without any registration statement. As a result there may be an adverse impact on the price and liquidity of the common stock in the public market because of the volume of their possible sale.

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS ON MARKET PRICE AND LIQUIDITY. HERC has issued options and warrants to purchase 2,309,980 shares of common stock of which a large percentage of them have a purchase price per share at less than the current market price of the common stock and are currently exercisable and may be sold in the public market. The existence of the options and warrants may have an adverse impact on the price and liquidity of the common stock in the public market because of the overhang they create. Also, the issuance of these shares at prices below the market price will result in dilution to current shareholders.

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